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                WATEC NON-COMPETITION AGREEMENT


      THIS AGREEMENT, dated as of the 24th day of May, 1996, between ATC ENVIRONMENTAL INC., a Delaware corporation with its principal place of business at 104 East 25th Street, New York, New York 10010 ("ATC") and WASTE ABATEMENT TECHNOLOGY, L.P., an Indiana limited partnership with its principal place of business at 1300 Williams Drive, Suite B, Marietta, Georgia 30066 ("WATEC").

      1. Conditions Precedent. Conditions precedent to the commencement and continued existence of this Non-Competition Agreement (the "Agreement") and all terms hereof are: (i) the delivery and closing of an Agreement for Sale and Purchase of Business Assets (the "Asset Purchase Agreement'), each and every Related Agreement referenced in the Asset Purchase Agreement and Bill of Sale and Assignment from ATEC to ATC conveying (or leasing as applicable) to ATC the specific business assets of ATEC and (ii) the actual consummation of such transaction resulting in the acquisition of such ATEC assets by ATC (the "Asset Purchase"). If the Asset Purchase Agreement or any of the Related Agreements shall be lawfully terminated or rescinded by any party thereto due to the fault of a party other than ATC, then this Agreement shall likewise terminate.

     2. Term. The term of this Agreement shall commence on the date first set forth above and will continue thereafter for a period of the shorter of five (5) years or so long as the Mann family and/or ex-employees of ATEC shall have ownership interests directly or indirectly in WATEC ("Term").

      3. Consideration. The consideration provided by ATC for the restrictive covenants and other obligations of WATEC hereunder is the sum of Ten Thousand and no/100 Dollars ($10,000.00) to be paid on execution hereof and ATC's execution and performance of the Asset Purchase Agreement and the Related Agreements. American Testing and Engineering Corporation ("ATEC"), WATEC's limited partner and ninety-nine percent (99%) equity owner, and Gerald D. Mann, the owner of WATEC's general partner Mann Technology, Inc., are both principal beneficiaries of the consideration to be paid by ATC under the Asset Purchase Agreement.

      4. Restrictive Covenants. WATEC agrees to strictly abide by the following restrictive covenants. WATEC agrees that, for the Term, it will not:



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           (a)  Non-Competition.  Within the regulated zone,
     either  directly or indirectly, perform  for  hire  the
     consulting services in which either ATC or ATEC are engaged or own, or participate in, be employed by, or serve as a consultant or other agent or contractor to or for any business or enterprise other than ATC,
     engaged  in  such  consulting  services,  without   the
     express written consent of ATC. The "regulated zone" means all area within the fifty states of the United States and all counties in the State of California
     listed   on   Schedule  4(a)  attached   hereto.    The
     consulting services in which ATC or ATEC are engaged include (but are not necessarily limited to): asbestos testing, design and consulting; lead testing, design and consulting; environmental assessments and risk assessments; remedial investigations; remedial action consulting, planning and design; asbestos and general
     analytical  laboratory  services;  industrial   hygiene
     consulting; air quality testing, design and consulting;
     environmental   and   facilities  management   software
     development and distribution; civil and geo-technical engineering; and geo-technical and materials testing.
     WATEC   shall   not   be  precluded  from   performing:
     (i) environmental remediation contracting or general contracting services or (ii) design and consulting services, even of the kinds performed by ATC (or formerly by ATEC), to the extent such services are incidental on a project to primary remediation or general contracting services.

            (b) Non-Solicitation - Employees. Either directly or indirectly, for itself or any person or entity other than ATC, hire or induce or attempt to influence any employee or former employee of ATC or its affiliates or any employee or former employee of ATEC (except such former employees of ATEC whom WATEC hired prior to April 23, 1996, and former employees of ATEC who were not offered employment by ATC), to terminate such employment. An employee of either ATC or ATEC shall be considered a "former employee" for a period of one (1) year following termination except as to employees not offered employment by ATC.

           (c) Use of Names. Except for the benefit of ATC and its affiliates, use the name "ATEC Associates, Inc.,"
     "ATEC,"    any   of   the   other   names    listed    in
     Section 1.01(a)(6) of the Purchase Agreement as conveyed for the exclusive use of ATC, or any customarily utilized portion or abbreviation thereof as a business name, either alone or in conjunction with other words or represent to any potential client that they are the "old" or "real" or ATEC.

      Notwithstanding the foregoing, the covenants of WATEC shall only apply as long as the Mann family and/or ex-employees of ATEC shall have ownership interests directly or indirectly in WATEC.


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      4.    Definitions.   Except as otherwise  defined  in  this
Agreement or as the context otherwise plainly requires, terms used herein shall have the same meaning as in the Asset Purchase
Agreement.   Undefined terms shall have their  ordinary  meaning.
The term "participate in" means "directly or indirectly, for its own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership (except as a non-controlling owner of less than 5%
of   the  stock  of  a  publicly-held  corporation),  management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in."

      5. Reasonable and Necessary. WATEC agrees that the provisions of this Agreement are reasonable in scope and duration and are necessary to protect the bona fide confidential business information purchased by ATC from ATEC and to protect the value of the Purchased Assets, the associated good will and ATC's interest therein. WATEC agrees that because of its relationship to ATEC and its employees and position of confidence and access to information and relationships, these covenants are reasonable and necessary to protect ATC's interest in the Purchased Assets. WATEC expressly agrees that the customer names and other customer and business information purchased by ATC form ATEC are proprietary, and it agrees that a breach of any of these provisions will cause irreparable harm for which money damages alone will not be sufficient compensation and that ATC shall have available to it, in addition to any other remedies available by law, equitable remedies, including the remedy of injunction, to enjoin the breach or threatened breach of the provisions of this section.

     6. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all memoranda or existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     7. Dispute Resolution. All disputes hereunder between the parties shall be resolved in accordance with Section 10.15 of the Asset Purchase Agreement.

      WHEREFORE, the parties have executed this Agreement on the date first set forth above.


ATC  ENVIRONMENTAL  INC.             WASTE ABATEMENT  TECHNOLOGY,
L.P.

By: /s/ Nicholas J. Malino         By:   /s/ Gerald D. Mann
   -------------------------          ----------------------------
    Nicholas  J. Malino,                Gerald D. Mann, President
of
   Senior Vice President              Mann Technologies, Inc.,
                                           General Partner

          ATC                                   WATEC


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